Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of UCN, Inc. on Form S-1 of our report dated March 11, 2004 on the financial statements of UCN, Inc. and Subsidiary (Formerly Buyers United, Inc. and Subsidiary) appearing in the 2004 Form 10-K of UCN, Inc. and to the reference to us under the heading “Experts” in the prospectus.

Crowe Chizek and Company LLC

Oak Brook, Illinois

December 29, 2005